Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective August 10, 2023 (the “Effective Date”), is between Wood Violet Fertility LLC, a Delaware limited liability company (“Company”) and Wael Megid, Ph.D., an individual (“Employee”). Each of Company and Employee may be referred to herein as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Employee is qualified by requisite education, certification and experience to provide high-complexity clinical laboratory director (“HCLD”) services, including the operation, administration, and oversight of scientific and technical protocols in clinical laboratories providing andrology, in-vitro fertilization and related assisted reproductive technology services, as well as supervision of embryologists and clinical laboratory technicians;

WHEREAS, Company is a Delaware limited liability company that through itself and its subsidiaries and affiliates provides certain administrative and laboratory services to affiliated medical practices, including Wisconsin Fertility and Reproductive Surgery Associates, S.C. d/b/a Wisconsin Fertility Institute (the “Clinic”), including but not limited to the operation of the Clinic’s high-complexity clinical laboratory accredited by the College of American Pathologists and a member of the Society for Assisted Reproductive Technologies (CLIA Certificate #52D1062371 located at 3146 Deming Way, Middleton, WI 53562)

WHEREAS, Company employs and/or contracts with one or more individuals (each a “Employee”) to provide services on behalf of the Company at the Clinic, and Company desires to employ Employee, and Employee desires to be employed by Company, to provide HCLD services at the Clinic on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of, and incorporating the above recitals, the Parties, intending to be legally bound, and in consideration of the mutual promises contained herein, agree as follows:

1. Employment. Company employs Employee and Employee accepts employment with Company, each upon all of the terms and conditions described in this Agreement.

2. Duties. At all times during the Term of this Agreement:

2.1 Full Time. Employee agrees to provide fertility laboratory and other management services as directed by Company and required by the Clinic, as initially set forth on Exhibit A (the “HCLD Services”) provided the same are consistent with CLIA regulations and standards as may be revised or amended by CLIA in the future, and shall devote his best efforts in the performance of the HCLD Services during all reasonable hours as may be required by Company on a 1.0 full-time equivalent basis. Employee acknowledges as an exempt employee, Employee may from time-to-time work more than 1.0 FTE in a given week and is not eligible for or entitled to overtime. Company acknowledges that Employee shall have flexibility to set his 1.0 FTE schedule over a seven (7) day workweek, provided that such schedule is consistent with the Rules set forth in Section 2.3.

2.2 Permitted Activities. Employee may perform off-site management and professional services as set forth in Exhibit B (the “Permitted Activities”). Employee shall not engage in any other management or professional activities during the term of this Agreement, whether for gain, profit, or other pecuniary advantage unless such activities are off-site and Employee provides at least thirty (30) days’ prior written notice to Company and a representation and warranty that such activities will not materially impair Employee’s ability to perform the service set forth in this Agreement. If approved, these other noticed off-site activities shall also be considered Permitted Activities. For any Permitted Activities, Employee understands and agrees that (i) Company shall have no responsibility or liability for or with respect to such Permitted Activities, (ii) Permitted Activities must be conducted in all instances separate from Employee’s services hereunder and not involve use of any resources of Company (including but not limited to its insurance coverages), and (iii) Employee must ensure that he obtains insurance of such scope of coverage and limits for the performance of such Permitted Activities.

2.3 Compliance with Laws and Rules; Employee to Exercise Independent Professional Judgment. Employee shall comply with all: (a) applicable federal, state, and local laws, rules, and regulations, and court and administrative rules, writs, and standards, including, without limitation, those relating to the provision of HCLD Services (collectively, “Law”); (b) policies, practices, standards, rules, and regulations (collectively, “Rules”) established by the Company and its affiliates, and the Clinic, provided that the Rules do not materially alter Employee’s duties, rights, or obligations set forth herein; and (c) agreements to which Clinic or Company or any of their respective affiliates is a party, or may become a party, including, without limitation, agreements with all third party payors. The Parties acknowledge and agree that Employee shall exercise, and shall be solely responsible for, his independent professional judgment regarding the rendering of HCLD Services to the Company and the Client in connection with treatment of any particular patient, subject to the foregoing requirements.

2.4 Compliance Warranty. Employee acknowledges that he has reviewed and agrees to comply with the Compliance Warranty attached to this Agreement as Schedule A.

2.5 Other Duties. Employee shall perform such administrative and other duties and functions incidental and related to his duties and assist Company, as requested by Company, with administrative duties, which are relevant to the HCLD Services and necessary for the on-going operation of Company, and shall use Company’s and Clinic’s resources only for the professional purposes for which they are intended and not for any personal or private use. Employee must also maintain, at Employee’s sole expense, a telephone number where Employee can be contacted by Company, Clinic staff and patients at all times.

2.6 In-Office and On-Call Hours. In general, Employee can set Employee’s working hours throughout a seven (7) day workweek provided that the hours are 1.0 FTE and that Employee fully performs all obligations under this Agreement, and that such scheduled working hours are consistent with the Rules set forth in Section 2.3. However, Company shall have the right from time to time to prescribe reasonable working hours for Employee as necessary, upon prior notice to Employee of such working hours. Employee shall ensure that he is available at all reasonable times when scheduled by Company to provide services.

2.7 Licensure and Certifications; Representations and Warranties; Incident Reporting. As a continuing condition of employment, Employee agrees to maintain all necessary and applicable state and federal licenses, certifications, and authorizations to perform the HCLD Services as determined by Company. Employee represents and warrants that Employee has never, at any time: (a) had any license or authorization required under Wisconsin law suspended, relinquished, terminated, restricted or revoked, or (b) been reprimanded, sanctioned, disciplined, suspended, debarred or excluded by any licensing board or any federal, state or local society or agency, governmental body, certification body, or specialty board. Employee agrees to immediately notify Company in writing if any of the events enumerated in (a)-(b) of this Section 2.7 should occur during the Term, which notice must describe the allegation or occurrence in reasonable detail and provide Company with sufficient information to evaluate the issue. Employee shall cooperate in good faith with Company to provide any necessary requested follow-up information. Employee further covenants that he has disclosed and will promptly disclose to Company: (x) the existence and basis of any proceeding against Employee instituted in any jurisdiction by any plaintiff, governmental agency, health care facility, peer review organization or professional society which involves any allegation of substandard care, substance abuse, professional misconduct or violation of Law raised against Employee; and (y) any allegation of substandard care, substance abuse, professional misconduct or violation of Law raised against Employee by any person or agency during the Term hereof. Finally, Employee shall immediately notify Company of any incidents, unfavorable occurrences, adverse events, notices or claims arising out of or relating to the HCLD Services (each an “Incident” and collectively, the “Incidents”) as soon as he becomes aware of an Incident. Employee shall cooperate with Company and its representatives in good faith in the investigation and defense of any such Incidents.

2.8 Limitation of Authority. Except for necessary purchases made in the ordinary course of business for the HCLD Services accordance with Company’s Rules and annual budget, Employee acknowledges and agrees that he may not enter into any transactions or agreements on Company’s behalf without the express prior written consent of Company, which may be withheld in Company’s sole discretion.

2.9 Cooperation in Proceedings. During and after the Term, the Parties shall provide all reasonable assistance to each other in order to (a) assert any rights under any insurance policies that provide liability or other coverage for the HCLD Services or Company, or (b) assist either Party in defense of professional liability or other legal, regulatory, or administrative actions in which it appears that the other Party may be a fact witness, with reimbursement of reasonable expenses.

2.10 HIPAA. At all times, Employee shall: (a) comply with the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations (collectively, “HIPAA”), and all other federal and state privacy and security laws, rules and regulations related to the provision of HCLD Services; (b) comply with the privacy and security Rules of Company; and (c) access only those medical records required in connection with the provision of HCLD Services and any other Company-approved purposes.

2.11 Medical and Other Records. Employee agrees to timely and accurately complete all time, financial and other records, forms, and other documentation with respect to the HCLD Services in accordance with applicable Law and the Rules. All files and records of every type pertaining to Clinic’s patients for whom Employee renders services under this Agreement shall belong to Clinic, and Employee shall not, during or after the Term, without the express written consent of Clinic and the patient, remove them from Clinic’s premises, copy them, or allow them to be so removed or copied. Upon the expiration or earlier termination of Employee’s employment with Company, Employee shall promptly return to Company all such records in his possession; provided that in such instance, Company shall retain and maintain all such records through any applicable statute of limitations for claims by a patient for professional malfeasance.

2.12 Access to Records. Upon written request, and in accordance with applicable Law, Employee and Company each agrees, to the extent that the records are within such a Party’s or its agent’s possession, to make available to the appropriate governmental agencies and other applicable, authorized third parties any records and documentation necessary to certify the nature and extent of the HCLD Services provided by Employee under this Agreement.

2.13 Duty to Account; Power of Attorney. Employee agrees that all fees, collections, consideration, accounts receivable and monies due for Employee’s professional services and for ancillary services furnished for Company during the Term shall be the exclusive property of Company (the “Company Receivables”). Employee shall not seek additional payments for the HCLD Services performed hereunder and shall accept the payment made from Company as payment in full for the HCLD Services. Employee shall timely complete all appropriate, accurate and complete information and documentation necessary for Company to timely bill for such HCLD Services. Employee irrevocably assigns to Company all Company Receivables and acknowledges that he shall not be entitled to any Company Receivables. Employee agrees to cooperate and assist Company as reasonably necessary with respect to the recovery of Company Receivables.

3. Total Compensation; Withholding. For the HCLD Services to be rendered by Employee under this Agreement, Company shall pay to Employee an initial amount of annual compensation with an aggregate value equal to $275,000.00 (“Total Compensation”), based on services performed by Employee as a full-time employee. Employee shall also receive an annual raise equal to three percent (3.0%) of the Total Compensation of the preceding year; provided that Company determines that Employee has met or exceeded Employee’s duties and performance requirements. Company shall withhold and/or deduct from all compensation payable to Employee under this Agreement any and all sums required to be withheld and/or deducted for income taxes, social security, unemployment taxes, and all other taxes, charges and amount required to be withheld and/or deducted under the Internal Revenue Code of 1986, as amended, and any other applicable Law in effect at any time during the Term. The Parties represent and agree that the Total Compensation is consistent with, as of the Effective Date, and during the Term, will be no greater than, the fair market value of the services provided by Employee and is not, and will not be, determined in a manner that takes into account in any manner Employee’s referrals or other business generated for Company.

4. Bonuses.

4.1 Guaranteed Bonus. On each anniversary of the Effective Date during the first three (3) years of the Initial Term, the Company shall pay to Employee a bonus equal to $100,000, subject to the withholding provisions outlined above and in accordance with the Rules, not to exceed $300,000.

4.2 Discretionary Bonus. The Company may pay the Employee an annual discretionary bonus (a “Discretionary Bonus”) upon satisfaction of certain threshold targets and performance goals established by the Company’s executive board (the “Board”) or its designee. At the end of each fiscal year, Company will review the performance of the Employee against the performance goals to determine whether the Employee has earned a Discretionary Bonus. If Company determines that the Employee has satisfied such performance goals, Company shall, no later than thirty (30) days following the release of the Company’s annual earnings report, pay the Discretionary Bonus, subject to the withholding provisions outlined above and in accordance with the Rules.

5. Benefits, Professional Liability Insurance Premium Reimbursements. In addition to Employee’s compensation, Company shall pay premiums due to maintain Employee’s malpractice insurance coverage for the HCLD Services. Company shall, at is sole discretion, determine the carrier, the amount of coverage, and all other matters related to the malpractice insurance. Employee shall be eligible to participate in all of Company’s health and welfare and retirement benefit plans in accordance with Company’s Rules and the applicable plan documents. Company retains the right to terminate or alter, in its sole and absolute discretion, any benefit plans or applicable Rules at any time. Employee shall also be entitled to five (5) weeks of paid time off per year, provided that such paid time off must be used by Employee in a manner consistent with Company’s applicable Rules (including but not limited to notice of Employee’s desired use of available paid time off and prior approval from Company, use of paid time off in available increments, permitted rollover (if any), limits on accrual or rollover of paid time off, etc.).

6. Expenses. Company shall compensate Employee for reasonable expenses associated with required licensure and registration, upon approval of documentation submitted by Employee, the sufficiency of which shall be determined by Company in its sole discretion.

7. Term and Termination.

7.1 Term. The term of this Agreement shall begin on the Effective Date and continue for a period of seven (7) years, unless earlier terminated as provided herein (the “Initial Term”). Thereafter this Agreement shall automatically renew for successive periods of one (1) year each (each a “Renewal Term” and together with the Initial Term, the “Term”), unless this Agreement is terminated sooner in accordance with the terms and conditions hereof.

7.2 Automatic Termination. Notwithstanding anything herein to the contrary, this Agreement shall automatically and immediately terminate in the event of: (a) Employee’s death; (b) Employee is debarred under any Law or is excluded, or otherwise made ineligible, from participating in any federal or state healthcare program; (c) the revocation, loss, limitation, suspension for more than thirty (30) days, or curtailment of Employee’s licenses, certifications, or authorizations required to perform the HCLD Services; (d) Employee’s incapability of being covered by professional liability insurance at rates reasonably equivalent to those available with respect to the other Employee employees of Company; or (e) at the discretion of Company, if Employee suffers a permanent disability and is unable to perform the essential duties of the employment contemplated by this Agreement, and within then applicable laws protecting disabled workers. For purposes of this Agreement, “permanent disability” is defined as the inability by reason of physical or mental illness, accident, or other cause to perform the essential duties for which Employee was hired for a period of six (6) weeks or more. The term “permanent disability” shall not include or mean maternity leave or an injury hindering mobility such as a badly broken leg. As an equal opportunity employer, Company shall comply with all laws protecting Employee’s right to return to work in the event Employee becomes temporarily disabled or suffers an injury or illness that the Company can accommodate.

7.3 Termination by Agreement. In the event Company and Employee shall mutually agree in writing, this Agreement may be terminated on the terms agreed by the Parties.

7.4 Company’s Termination With Cause. Company may terminate this Agreement for cause upon Employee’s breach of any term of this Agreement that remains uncured to Company’s satisfaction within thirty (30) days after written notice from Company, including any failure to comply with the Compliance Warranty terms set forth at Schedule A; provided, that notwithstanding anything herein to the contrary, Company shall have the right, exercisable in its sole and absolute discretion, to terminate this Agreement immediately in the event of any of the circumstances set forth below, which shall not be subject to any advance notice or cure period:

7.4.1 Employee’s commission of any felony or crime involving (i) moral turpitude; (ii) dishonesty, or (iii) Employee’s employment hereunder;

7.4.2 Subject to Section 2.3, Employee’s (i) refusal or intentional failure to perform the HCLD Services or otherwise comply with her duties hereunder, following a lawful direction from Company or one of its supervisors, managers or delegates to perform an act within the scope of Employee’s employment, or comply with a lawful directive or policy, rule or regulation or procedure of Company, and which refusal or intentional failure is not cured within two (2) business days of written notice thereof, or (ii) negligent failure to comply with any of the foregoing, which negligent failure is not corrected by Employee to Company’s reasonable satisfaction within ten (10) business days of written notice thereof, provided that Company shall not be required to provide Employee with a cure right for any subsequent failure to abide by a duty or violation hereunder for which he was previously given a cure right for the same issue within the past twelve (12) months;

7.4.3 Employee’s violation of Company’s substance abuse policy described in Section 8;

7.4.4 Employee’s: (a) misappropriation or diversion of assets or business opportunities of Company; (b) commission of fraud, or embezzlement; (c) violation of applicable healthcare Laws, (d) violation of Law or a personal act of dishonesty, either of which affect Company, its business operations, financial conditions, assets, or prospects; or (e) violation of Law that materially affects Employee’s performance or ability to perform any of his duties or responsibilities under this Agreement;

7.4.5 Employee’s (i) commission of a material act of professional misconduct; (ii) commission of an act that endangers patient health and safety, or (iii) Employee’s breach of any fiduciary duty to Company;

7.4.6 Employee’s commission of acts that in any material way jeopardize or damage the professional integrity or reputation of Company or the relationships of Company; or

7.4.7 Employee’s substantial or repeated unprofessional behavior, which continues after written notice thereof to Employee, and which includes without limitation, insubordination; disruptive conduct; disrespect of any Company staff, Clinic staff or Clinic patients; repeated tardiness; failure to come to work or adhere to the published schedule; verbal or physical altercations; harassment or discrimination of any kind, including but not limited to, statements or gestures that are derogatory or of a sexual nature; retaliation; or any other behavior that interferes with the HCLD Services.

7.5 Employee’s Termination With Cause. Employee shall have the right to terminate this Agreement in the event of Company’s material breach of any term of this Agreement that is not corrected by Company within thirty (30) days of written notice given to Company of the occurrence of such breach, specifying the material breach with sufficient detail to enable Company to cure.

7.6 Termination of Relationship; Obligations on Termination. Upon the expiration or termination of Employee’s employment pursuant to this Agreement, Employee shall (i) immediately vacate Company’s premises at the Clinic, (ii) promptly deliver, within five (5) days, to Company all Company property, including without limitation any telephone, pager, keys, electronic or equipment or other item that was supplied to Employee by Company, Confidential Information and other materials (in any form, whether written or otherwise) relating to Company, its business affairs, patients and potential patients, (iii) fully cooperate with respect to any required notifications and communications in connection with the cessation of employment, and (iv) promptly complete all documentation for HCLD Services performed through such date. Neither Party shall have any further obligations hereunder except for: (i) obligations accruing prior to the date of expiration or termination, and (ii) obligations, promises, or covenants contained in this Agreement which are expressly made to extend beyond the Term, including but not limited to Company’s obligation to compensate Employee through the date of the expiration or earlier lawful termination of this Agreement. Employee must, in addition to the duties set forth herein, perform any transition services reasonably necessary or appropriate for Company to transition its clinical management and operations to one (1) or more additional Employees, as mutually agreed to by Employee and the Company (the “Transition HCLD Services”). Employee expressly acknowledges and agrees that he will not be entitled to any additional compensation hereunder in connection with the Transition HCLD Services, and further, that any failure by Employee to comply with the terms of this Section 7.6 will constitute a material breach of this Agreement.

8. Non-Competition. Employee agrees that during the Term of this Agreement and for the period of one (1) year following the termination of Employee’s employment, Employee will not directly or indirectly engage in, own, manage, operate, control, be employed by, act as an agent for, receive any monetary benefits from or in connection with, or be connected in any other manner with the ownership, management, operation or control of any individual, association, corporation, partnership or other entity which is engaged in businesses which are or may be competitive to the business of the Company in any geographic area within twenty (20) miles of any location owned or operated by Company at which Employee has performed HCLD services in the one (1) year prior to termination.

9. Substance Abuse. Employee shall not at any time during the Term abuse controlled substances, prescription drugs, over-the-counter medications, alcohol or illegal drugs or substances, nor use, be under the influence, or be impaired by any of the foregoing when performing the HCLD Services. Nothing in this Section 9 shall prohibit Employee from taking medications lawfully prescribed by a medical doctor or over-the-counter medications or drinking alcohol socially so long as such activities do not interfere with Employee’s capacity to perform the HCLD Services. Employee shall comply with any additional specialty specific or state-specific drug and alcohol testing policies and other requirements adopted by Company from time to time.

10. Confidentiality. Employee acknowledges that, in connection with the provision of HCLD Services under this Agreement, Employee will acquire and make use of confidential information and trade secrets of Company and Clinic, including, but not limited to, business plans, methods of operation, pricing policies, marketing strategies, patient records (including but not limited to patient names, addresses, contact information, or medical history), patient lists, financial statements, research, experimental work, contracts, and other materials or records of a proprietary nature (collectively, the “Confidential Information”). Employee agrees that the Confidential Information, even though Employee may have participated in its creation, is exclusive property of Company or Clinic, as applicable. Accordingly, except as required by Law or for the performance of the HCLD Services, Employee shall not, at any time, either during or after termination of this Agreement, use, reveal, report, publish, copy, transcribe, transfer, or otherwise disclose to any person, corporation, or other entity any of the Confidential Information without the prior written consent of Company, which may be withheld in Company’s sole discretion. Employee acknowledges that the information identified above is valuable to Company and that disclosure cannot be fully compensated by monetary damages and will result in irreparable harm to Company. Employee consequently waives the defense of the adequacy of money damages in connection with any effort by Company to obtain equitable enforcement of this Section and agrees that Company shall be entitled to injunctive relief to enforce the terms of this Section without the necessity of posting a bond or undertaking. If Employee is requested, subpoenaed, ordered, or directed by a court or administrative body having jurisdiction over Employee to make such use or divulgence, Employee shall promptly inform Company of such request, subpoena, order, or direction and afford Company the opportunity to seek a protective order or other relief limiting or prohibiting that disclosure. In the event that Employee is required to disclose Confidential Information, he shall do so with the least amount of disclosure possible to comply. Employee shall be permitted to disclose such Confidential Information to Employee’s attorney and/or accountant or other advisors in connection with their provision of professional services to Employee if disclosure of such Confidential Information is required to permit such person to provide professional services to Employee and if such person is informed of the confidential nature of the Confidential Information and the restrictions contained in this Agreement and before that disclosure is made agrees to be bound by the same.

11. Miscellaneous.

11.1 Entire Agreement; Further Assurances. This Agreement supersedes any prior or contemporaneous agreements between the Parties relating to this Agreement’s subject matter and constitutes the sole and entire agreement of the Parties with respect to the matters contained in this Agreement, and any representation, inducement, promise, or agreement, whether oral or written, which pertains to those matters and is not embodied in this Agreement shall be of no force or effect. Each Party shall execute and deliver such documents and perform such acts that are or may become necessary to effectuate and carry out the purposes of this Agreement.

11.2 Governing Law; Jurisdiction, and Venue. This Agreement shall be interpreted, construed and governed according to the laws of the State of Wisconsin, without reference to its choice of law rules. Any suit involving any dispute or matter arising under this Agreement shall be brought in a state or federal court located in the State of Wisconsin having jurisdiction over the subject matter. The Parties hereby irrevocably consent to the exercise of personal jurisdiction and venue by any such court for any such proceeding(s).

11.3 Dispute Resolution. If a dispute arises between Company and Employee with regard to this Agreement, either Party may give notice to the other Party invoking the dispute resolution process to discuss the areas of disagreement and to negotiate in good faith regarding possible solutions. Such discussion will take place within seven (7) days. If the informal discussions between the Parties do not result in a resolution of the dispute, then the Parties will name a neutral mediator. However, if the Parties are unable to agree on a single mediator within fourteen (14) days after receipt of notice invoking the dispute resolution process, the mediator will be selected in accordance with the alternative dispute resolution process established by the American Health Lawyers Association. The mediator will have no authority to impose a resolution, but will work with the Parties to reach a mutually acceptable solution. Each Party will give the mediator their full cooperation and will participate in good faith in all sessions convened by the mediator, which must take place within thirty (30) days of selecting the mediator. The costs of engaging such mediator shall be borne by the Company. The Parties each expressly acknowledge and agree that this Section 11.3 is permissive in nature only, and nothing set forth herein will in any way abridge either Party’s rights under this Agreement (including with respect to termination as permitted pursuant to Sections 7.2 , 7.3, 7.4, and 7.5) or provided by applicable law.

11.4 Counterparts; Electronic Signatures and Transmission. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement. The Parties may deliver executed signature pages to this Agreement by facsimile, electronic mail or other transmission method. No Party may raise as a defense to the formation or enforceability of this Agreement, and each Party forever waives any such defense, to either (a) the use of a facsimile, email, or such other transmission method to deliver a signature or (b) the fact that any signature was signed and transmitted by facsimile, email, or such other transmission method.

11.5 Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Agreement shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

11.6 Waiver of Breach. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provision of this Agreement and no waiver shall be effective unless made in writing. No waiver of any of the provisions of this Agreement shall be deemed a waiver of any other provision, irrespective of similarity, or shall constitute a continuing waiver unless otherwise expressly provided. Except as otherwise provided in this Agreement, no delay or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later.

11.7 Notices. Any notice or other communication required or permitted hereunder shall be in writing and furnished either by personal delivery, overnight mail, or by certified mail, return receipt requested. Any such notice or communication shall be deemed received (i) at the time of delivery if sent by personal delivery, or (ii) on the date of delivery in the case of overnight mail, and (iii) three (3) business days following proper mailing thereof with postage prepaid in the case of certified mail.

11.8 Review by Counsel; Expenses. Each Party acknowledges that such Party has been given an opportunity to have this Agreement reviewed by the counsel of such Party’s choice, and that this Agreement has either been so reviewed or such Party has determined to waive such review. Each Party shall pay its own expenses incident to the negotiation and preparation of this Agreement.

11.9 Paragraph Headings; Terms. The paragraph headings herein are for convenience only and in no manner shall be construed as a part of this Agreement. Terms, nouns, and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the context may require.

11.10 Amendment; Assignment; Mergers and Consolidation; Successors and Assigns. This Agreement may be amended only by a written instrument signed by both Parties. Employee shall not have the right to assign or delegate this personal service agreement or any of his rights or obligations under this Agreement. Company may freely assign and/or delegate any or all of its rights and duties under this Agreement to an affiliate of Company, including as a result of a change of control. The rights and obligations of Company under this Agreement shall inure to the benefit of and be binding upon and enforceable by its respective successors and permitted assigns.

11.11 Remedies. Employee agrees that the covenants contained in Section 10 of this Agreement as well as the provisions of this Agreement concerning Employee’s duty to account (as set forth in Section 2.13), and Employee’s obligation to provide access to records (as set forth in Section 2.13) are necessary for the protection of Company’s legitimate business and professional duties, and are reasonable in scope and content. These legitimate business interests include, without limitation, Confidential Information; substantial business relationships with existing and prospective customers, clients, and patients; client and patient goodwill associated with Company’s ongoing business and as evidenced by the various trademarks, trade names, service marks, and trade dress used by Company or any of its affiliates in connection with its business; and the extraordinary and specialized training provided by Company. Employee further agrees that, if Employee breaches any of the provisions referenced in Section 2.12, Section 2.13, and Section 10, Company will suffer irreparable harm and monetary damages may not provide Company with an adequate remedy. Accordingly, Employee agrees that Company may, to the extent permitted by applicable Law, seek and obtain injunctive relief (without the posting of a bond or proving any other surety) against the breach or threatened breach of the referenced provisions as well as all other rights and remedies available at Law and equity, including, without limitation, the right to be indemnified by Employee for all claims, damages, actions, and suits whatsoever for a breach of these provisions. Company may, to the extent awardable by a court of competent jurisdiction, also seek compensatory and punitive damages from Employee for any material breach of this Agreement to the extent permitted by applicable Law.

11.12 No Third Party Beneficiaries. All obligations of Company under this Agreement are imposed solely and exclusively for Employee’s benefit. No other person shall have standing or any right to enforce Company’s obligations under this Agreement.

11.13 WAIVER OF JURY TRIAL. EACH PARTY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ALL LITIGATION RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES. EMPLOYEE ACKNOWLEDGES THAT THIS JURY TRIAL WAIVER APPLIES TO ANY CLAIM THAT IS BROUGHT AGAINST THE COMPANY AND/OR ITS AFFILIATES.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY:

Wood Violet Fertility LLC
a Delaware limited liability company

By:	/s/ Steve Shum
Name:	Steve Shum
Its:	President

EMPLOYEE:

/s/ Wael Megid
Wael Megid, PhD, an individual

EXHIBIT A

Services

As part of the Services provided hereunder, Employee shall serve as the Company’s high-complexity clinical laboratory director. Among other duties, Employee shall be responsible for the compliance and oversight of the Company’s laboratory with all applicable laws and regulations and applicable accreditation standards, and ensuring that all duties are properly performed by any delegee of Employee. Not in limitation of the foregoing, Employee shall perform the following services on behalf of Company:

1.1 Laboratory Employee Duties. Among other duties, Employee shall:

1.1.1 Be responsible for the overall operation and administration of the Company’s high-complexity clinical laboratory (accredited by the College of American Pathologists and a member of the Society for Assisted Reproductive Technologies), including the operation, administration, and oversight of scientific and technical protocols in clinical laboratories providing andrology, in-vitro fertilization and related assisted reproductive technology services, as well as supervision of embryologists and clinical laboratory technicians, including (i) oversight of its technical and scientific operations, (ii) the selection, in connection with Company and Clinic, of competent staff who are qualified to perform the testing, (iii) selection of the testing procedures to be used and the supervision of such procedures, (iv) assuring the proficiency of laboratory personnel to perform test procedures and record and report test results promptly and accurately, and (v) actively participating in operation of the laboratory to assure compliance with the federal and state laws and applicable regulations.

1.1.2 Be accessible to the laboratory personnel to provide onsite, telephonic, or electronic consultation as needed.

1.1.3 Confer with Company on staffing needs and hours of operation of the laboratory, to ensure that Company employs a sufficient number of qualified laboratory personnel with the appropriate education and either experience or training to provide appropriate consultation, properly supervise and accurately perform tests and report test results in accordance with applicable law and accreditation standards, and in accordance with the written duties and responsibilities specified by in the laboratory procedure manual and other written policies.

1.1.4 Ensure that testing systems developed and used for each of the tests performed in the laboratory provide quality laboratory services for all aspects of test performance.

1.1.5 Ultimately be responsible for the performance of all laboratory work performed and for the accuracy of the test results reported.

1.1.6 Ensure that the physical plant and environmental conditions of the laboratory are appropriate for the testing performed and ensure that Company provides a safe environment for the laboratory personnel in which Company’s employees are protected from physical, chemical and biological hazards.

1.1.7 Ensure that the test methodologies selected have the capability of providing the quality of results required for patient care.

1.1.8 Ensure that result verification procedures used are adequate to determine the accuracy, precision, and other pertinent performance characteristics of the method.

1.1.9 Ensure that laboratory personnel are performing the test methods as required for accurate and reliable results.

1.1.10 With regard to high complexity lab testing, ensure that a qualified general supervisor provides day-to-day on site supervision of all high complexity tests performed by testing personnel qualified to perform such tests in accordance with applicable law and accreditation standards.

1.1.11 With regard to new tests or new testing procedures which the laboratory chooses to offer, (i) ensure that any new testing procedures are reviewed, documented, and confirmed for accuracy and consistency of results; (ii) ensure that the new testing procedures are included in the laboratory procedure manual and are followed by Company’s employees; (iii) ensure that responsibilities of Company’s employees are specified in writing with regard to any such new testing procedures; (iv) ensure that test reports include all pertinent information necessary for test interpretation; and (v) ensure that Company’s employees are available to consult with referring Employees concerning test results and the interpretation of the test results as they relate to specific patient conditions.

1.1.12 Ensure that the laboratory is enrolled in a CMS-approved or SART-approved proficiency testing program for the testing performed and that:

(a) The proficiency testing samples are tested as required under applicable law and accreditation standards;

(b) The proficiency testing results are returned within the timeframes established by the proficiency testing program;

(c) All proficiency testing reports received are reviewed by the appropriate staff to evaluate the laboratory’s performance and to identify any problems that require corrective action; and

(d) An approved corrective action plan is followed when any proficiency testing result is found to be unacceptable or unsatisfactory.

1.1.13 Ensure that the quality control and quality assurance programs are established, maintained and monitored on an ongoing basis to assure the quality of laboratory services provided and to identify failures in quality as they occur.

1.1.14 Ensure the establishment and maintenance of acceptable levels of analytical performance for each test system.

1.1.15 Ensure that all necessary remedial actions are taken and documented whenever significant deviations from the laboratory’s established performance characteristics are identified, and that patient test results are reported only when the system is functioning properly.

1.1.16 Ensure that reports of test results include pertinent information required for interpretation.

1.1.17 Ensure that prior to testing patients’ specimens, all technical laboratory personnel have the appropriate education and experience, receive the appropriate training for the type and complexity of the services offered, and have demonstrated that they can perform all testing operations competently and reliably to provide and report accurate results.

1.1.18 Ensure that policies and procedures are established for monitoring individuals who conduct pre-analytical, analytical, and post analytical phases of testing to assure that they are competent and maintain their competency to process specimens, perform test procedures and report test results promptly and proficiently.

1.1.19 Ensure that appropriate education programs are offered or made available commensurate with the needs of the laboratory personnel.

1.1.20 Whenever necessary, identify needs for remedial training or continuing education to improve skills of laboratory personnel.

1.1.21 Ensure that an approved procedure manual is available to all personnel responsible for any aspect of the testing process.

1.1.22 Ensure that the laboratory has a written manual which (i) specifies the responsibilities and duties of each coordinator, supervisor and manager, as well as each person engaged in the performance of the pre-analytic, analytic, and post-analytic phases of testing; and (ii) identifies which examinations and procedures each individual is authorized to perform, whether supervision is required for specimen processing, test performance or result reporting, and whether supervisory or director review is required prior to reporting patient test results.

1.1.23 Work with Company management to ensure the laboratory is in compliance with governmental and other regulatory and accreditation standards.

1.1.24 Interact with governmental and accreditation agencies as needed with regard to the laboratory.

1.1.25 Ensure maintenance of all sperm and embryo storage inventories.

1.2 Clinical Consultation Duties. Among other duties, Employee shall be available to provide consultation regarding the appropriateness of the testing ordered and interpretation of test results. In this role, the Employee shall:

1.2.1 Be available to provide consultation to the laboratory’s clients;

1.2.2 Be available to assist the laboratory’s clients in ensuring that appropriate tests are ordered to meet the clinical expectations;

1.2.3 Ensure that reports of test results include pertinent information required for specific patient interpretation; and

1.2.4 Ensure that consultation is available and communicated to the laboratory’s clients on matters related to the quality of the test results reported and their interpretation concerning specific patient conditions.

1.3 Management Duties. Employee shall:

1.3.1 Make recommendations to Company concerning repairs, maintenance, upgrades, or replacement of laboratory furniture or equipment.

1.3.2 Inspect the laboratory for safety and maintenance needs and request repairs, or replacements to ensure emergency readiness and compliance with access, safety and bio-hazard regulations.

1.3.3 Assure that all medical records and lab results pertaining to patients of the laboratory are maintained in strict confidence, in accordance with all federal, state and local regulations, and that test results, interpretations, and reports are associated with the appropriate medical records of the patients to whom they pertain.

1.3.4 Be responsible for ongoing review and assessment of the quality of the services provided in the laboratory.

1.3.5 Direct, supervise and evaluate work activities of laboratory staff, contract personnel and externs.

1.3.6 Oversee the work schedules and assignments for laboratory staff, according to anticipated volume, workload, space and equipment availability.

1.3.7 Ensure that appropriate orientation is provided to all new laboratory testing personnel, and participate in annual performance evaluations of laboratory personnel, and coordinate any required discipline with Company with regard to laboratory personnel employed by Company.

1.3.8 Perform such other administrative and management duties as would customarily be performed by an Employee serving as the laboratory director of a similar laboratory, and perform such other and related services and duties as may be reasonably assigned to him from time to time by Company.

EXHIBIT B

Permitted Activities

1.

Schedule A

COMPLIANCE WARRANTY

Company has a mission to provide quality healthcare in compliance with all federal and state laws and applicable healthcare Company standards. Company maintains a compliance program to ensure compliance with federal and state laws and regulations among all employees, including Employees, and the effectiveness of the compliance program depends on the diligence and efforts of every person contributing to Company’s success. Employee understands Company’s commitment to compliance and agrees to abide by this Compliance Warranty, Company’s compliance program, and applicable federal and state laws and regulations. Employee shall report to Company’s compliance officer any known or suspected violations of this compliance program.

COMPLIANCE ESSENTIALS

1. Patient-Related HCLD Services Documentation

a.	Employee will accurately and completely document HCLD Services rendered by Employee.

b.	Employee will familiarize himself or herself with the features of the electronic medical record system utilized by Clinic and avoid taking shortcuts that could result in unintended medical record deficiencies.

c.	Employee will not document HCLD Services not rendered.

2. Privacy and Security Information

a.	Company provides privacy and security information tools for the purpose of encrypting sensitive information.

b.	Employee shall securely handle all PHI and other sensitive information in Employee’s possession.

c.	Employee will log off of any systems, lock Employee’s access to any systems, and avoid sharing username and passwords.

d.	When discussing health information with a patient or authorized party, Employee will do so privately or, if in a public space, speak softly. Employee will never divulge sensitive health information (i) in public or (ii) in the presence of family and friends without patient consent.

e.	Employee will avoid unauthorized photographs, and will refrain from posting any patient’s private information on any social media.

f.	Employee will immediately notify Company if Employee becomes aware of an unauthorized use, access or disclosure, or if Employee believes he/she has lost any equipment or device containing private information.

3. Patient Referral Prohibitions

a.	Employee will refrain from accepting any gifts from or providing any gifts to Facility without the advance written authorization of Company.

b.	Employee will refrain from referring patients that Employee renders HCLD Services to under contract with Company to any other health organization wherein Employee has a financial interest, unless Employee has a permitted contractual obligation with Company.